Exhibit 99.1

FOR IMMEDIATE RELEASE

Seattle’s Best Coffee to Hit the Freezer Aisle with Coffee Category’s First Frozen Blended Coffee Drink

Seattle’s Best Coffee and Inventure Foods to Define At-Home Blended Coffee Category; Represents Significant Opportunity in $103 Million Frozen Drink Concentrate Segment(1)

SEATTLE, Feb. 21, 2013 —Seattle’s Best Coffee, part of Starbucks Corporation (NASDAQ: SBUX), and leading specialty food manufacturer, Inventure Foods, Inc. (NASDAQ:SNAK) are teaming up to launch Seattle’s Best Coffee® Frozen Coffee Blends, the coffee category’s first blend-at-home frozen coffee beverage. With the Spring 2013 launch of Seattle’s Best Coffee® Frozen Coffee Blends, coffee enthusiasts can enjoy their favorite Seattle’s Best Coffee frozen drinks from the comfort of their own kitchen.

This new product launch represents a move to bring frozen coffee into the home as a response to the growing popularity of at-home blending and the rise of blended coffee drinks. The Seattle’s Best Coffee® Frozen Coffee Blends will appeal to a booming number of blended coffee drinkers in the U.S., sales of which have surged to $4.3 billion in 2012(2).

“This exclusive agreement with Seattle’s Best Coffee further underscores our position as a leading innovator in the specialty food and frozen beverage segments,” said Terry McDaniel, chief executive officer of Inventure Foods, Inc. “We are pleased to collaborate with a premier brand like Seattle’s Best Coffee to introduce a premium frozen beverage product, which we believe provides our retail partners with timely, on-trend beverage items in their frozen aisles.”

Seattle’s Best Coffee leveraged more than 40 years of coffee experience to help develop the new packaged coffee drinks. The new line of Seattle’s Best Coffee® Frozen Coffee Blends is made with high-quality 100 percent arabica coffee beans, and will be available in four unique flavors: Coffee Chiller®, Creamy Caramel®, Very Vanilla®, and Mega Mocha®.

“Finally, there is an easy way for customers to make their own blended coffee,” said Jennifer Dimaris, vice president, brand management for Seattle’s Best Coffee. “The demand for blended coffee is heating up, and we’re ready to help coffee drinkers cool off with a Seattle’s Best Coffee-quality beverage in the comfort of their own homes.”

The at-home blended coffee drink puts equal emphasis on taste and convenience: consumers simply empty the contents of the frozen bag into a blender, add eight ounces of fat-free milk and press blend to make two, eight-ounce beverages in less than a minute. In addition, the Seattle’s Best Coffee® Frozen Coffee Blends feature zero trans fats, just nine grams of sugar, and only 130 calories per serving when prepared as directed, providing a smart, customizable and convenient beverage to make at home.

(1)  Source: IRI Data, 52 weeks ending 1/27/13

(2)  Source: StudyLogic 2012

“The recent growth of iced coffee suggests that consumers no longer view coffee as just a morning routine,” said Steve Sklar, senior vice president of marketing at Inventure Foods. “We see great potential for a delicious frozen coffee drink that can easily be made at home or at work any time of the day.”

With a suggested retail price ranging from $2.99-$3.49, each Seattle’s Best Coffee® Frozen Coffee Blends will be sold in an eight-ounce, stand-up vertical packaging found in the freezer section of grocery stores and mass retailers.

About Inventure Foods, Inc.

With manufacturing facilities in Arizona, Indiana and Washington, Inventure Foods, Inc. (Nasdaq: SNAK) is a marketer and manufacturer of specialty food brands in better-for-you and indulgent categories under a variety of Company owned and licensed brand names, including Boulder Canyon Natural Foods®, Jamba®, Seattle’s Best Coffee™, Rader Farms®, T.G.I. Friday’s®, Nathan’s Famous®, Vidalia Brands™, Poore Brothers®, Tato Skins® and Bob’s Texas Style®. For further information about Inventure Foods, please visit www.inventurefoods.com.

About Seattle’s Best Coffee

Seattle’s Best Coffee LLC has been roasting premium coffee since 1970 and today roasts more than 20 million pounds of coffee every year and millions of cups of our coffee are served every day. A freshly-brewed cup of Seattle’s Best Coffee is currently available in more than 50,000 locations including cafes, college campuses, restaurants, hotels, airlines, cruise ships, grocery stores and movie theatres. Seattle’s Best Coffee is a featured brand within Starbucks Corporation (NASDAQ: SBUX). For more information, please visit Seattle’s Best Coffee online at www.seattlesbest.com.  Become a member of the coffee community at www.facebook.com/SeattlesBestCoffee or follow Seattle’s Best Coffee on Pinterest for unique coffee inspiration at www.pinterest.com/seattlesbest. For information about our retail franchise opportunity, please visit www.seattlesbest.com.

Forward-Looking Statements

This press release (including information incorporated or deemed incorporated by reference herein) contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements are those involving future events and future results that are based on current expectations, estimates, forecasts, and projections as well as the current beliefs and assumptions of our management. Words such as “outlook”, “believes”, “expects”, “appears”, “may”, “will”, “should”, “anticipates”, or the negative thereof or comparable terminology, are intended to identify such forward looking statements. Any statement that is not a historical fact, including estimates, projections, future trends and the outcome of events that have not yet occurred, is a forward-looking statement.  Forward-looking statements are only predictions and are subject to risks, uncertainties and assumptions that are difficult to predict. Therefore actual results may differ materially and adversely from those expressed in any forward-looking statements.  Factors that might cause or contribute to such differences include, but are not limited to, those discussed under the section entitled “Risk Factors” in our reports filed with the SEC.  Many of such factors relate to events and circumstances that are beyond our control.  You should not place undue reliance on forward-looking statements. The Company does not assume any obligation to update the information contained in this press release.

CONTACT:

Matthew Jackson,Inventure Foods, Inc.

mjackson@lambert-edwards.com

616-233-0500